EXHIBIT 2.4

                           ASSET PURCHASE AGREEMENT


ASSET PURCHASE AGREEMENT made this 5th day of March 1998;


Between: Cadapult Graphic Systems, Inc., a New Jersey corporation with offices located at 110 Commerce Drive, Allendale, New Jersey 07401, hereinafter referred to alternatively as "Cadapult" or "Purchaser";

And: BBG Technologies, Inc., a Massachusetts corporation with offices located at 92 Montvale Avenue, Stoneham, Massachusetts 02180, hereinafter referred to alternatively as "BBG" or "Seller".

Whereas, both Purchaser and Seller are engaged in the sale and servicing of Tektronix printers. and,

Whereas, Purchaser is desirous of purchasing the Assets of Seller, and Seller is desirous of selling said Assets, for the consideration and upon the terms and conditions set forth hereinafter.

Now Therefore, in consideration of the mutual covenants, promises and conditions set forth herein, the parties hereto do hereby agree as follows:

1. Purchase and Sale. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller all of the Assets owned and used by Seller in the operation of its business, including but not limited to the following:

      A.  Accounts Receivable
      B.  Inventory of supplies and printers
      C.  Customer lists and all files relating thereto
      D. Use of the name "BBG Technologies" for a period of eighteen (18) months from date of Closing
      E.  Sales, service and Vendor contracts
      F.  Existing telephone numbers (718)-994-7750 and (718)-994-7756
      G.  Databases
      H.  BBG Electronic art, and Tektronix Co-op.

The Assets of the business, including those set forth hereinabove, shall hereinafter be collectively referred to as "Assets".

2.    Purchase Price and Terms of Sale.

      A. Determination of Purchase Price. The Purchase Price shall be determined by adding the sum of $400,000,the total amount, as of the Closing, of Account Receivables less than 180 days old, the Tektronix rebate and the book value of inventory and supplies and then subtracting therefrom the total amount of the Tektronix account payable as of said Closing date. A graphic of said formula would be as follows:

      Base Purchase Price:                            $400,000
      + Accounts Receivable as of Closing
      + Amount of Tektronix Rebate
      + Book value of inventory and supplies
      - Tektronix account payable
      - Agreed upon trade payables                    _______________

                                                      Purchase Price

The trade payables to be assumed by Purchaser will not exceed fifteen (15%) percent of the total purchase price and will be set forth by Vendor and amount owed in Exhibit D to be executed at closing and annexed to the closing statement.

By way of example and illustration, based upon Seller's statement of assets and liabilities as of December 31, 1997, as previously furnished to Purchaser, if the closing had occurred on that date, the Purchase Price due at closing would have been $539,123,15. Seller shall retain the cash shown on the balance sheet dated December 31, 1997, and Seller shall be responsible for paying the payables which are not characterized as accounts payable.

The Purchase Price shall be paid at Closing in full by bank, certified or attorneys trust account check, subject to the following:

      B. Escrow. At Closing, the sum of One Hundred Thousand ($100,000) Dollars shall be segregated from the Purchase Price and paid over to Purchaser's and Seller's Attorneys, as Joint Escrow Agents, which monies shall be held in escrow thereby ("Escrowed Funds") to secure collection by Purchaser of the Account Receivables conveyed at Closing pursuant to the within Agreement.

Purchaser shall use its best efforts to collect all of said Account Receivables, provided however, that any Account Receivables which remain uncollected after 180 days from the date of Closing shall be considered to be "uncollectable". After 180 days from the date of Closing, all such "uncollectable" Account Receivables shall revert to the Seller, who shall then have the right to attempt to collect same for its own account, and an amount equivalent to the total of such "uncollectable" Account Receivables shall be paid from the Escrowed Funds to the Purchaser. Alternatively, the difference between $100,000 and the amount paid to the Purchaser to reimburse it for uncollected Account Receivables shall be paid to the Seller.

In the event that, prior to the expiration of 180 days from the date of Closing, payments are made against outstanding Account Receivables so as to reduce the total amount thereof below $100,000, the difference between the amount of the Escrowed Funds, or $100,000, and the total of the remaining uncollected Account Receivables shall be paid to the Seller at that time. For example, if, after four months, the total of outstanding Account Receivables is $85,000, then $15,000 shall at that time be paid from the Escrowed Funds to the Seller. If at the end of five months, this amount is further reduced to $60,000, then an additional $25,000 shall be paid to Seller.

The Escrowed Funds shall be held in an interest bearing account, with the interest allocated, after deducting a fee of $500.00 to be paid to the Escrow Agent for his services in relation thereto, among the Purchaser and Seller in proportion to the amount of Escrowed Funds distributed to each.

For example, if the total interest earned on the Escrowed Funds is $2,500, and $20,000 is paid to the Purchaser and $80,000 is paid to the Seller, then $400 of the interest earned shall be paid to the Purchaser, $1,600 shall be paid to the Seller and $500 shall be paid to the Escrow Agent. An Escrow Agreement, in the form annexed hereto as Exhibit A, shall be executed at Closing memorializing the aforesaid Escrow.

      C. Deposit. Simultaneously upon the execution of the within Agreement, Purchaser shall forward a check to George Perry, Esq., Attorney Trust Account in the sum of $25,000.00 constituting an earnest money deposit, which monies shall be held In escrow by the aforesaid. At Closing, the earnest money deposit shall be paid over to Seller and set off against the balance of the Purchase Price due thereto. In the event a Closing does not occur as a consequence of the failure of any conditions precedent to the Contract or Seller's breach, the within earnest money deposit shall be refunded to the Purchaser, without any deduction or set off whatsoever within forty-eight (48) hours of demand therefore.


3.    Allocation of Purchase Price.

      A. The base purchase price of Four Hundred Thousand ($400,000) shall be allocated as follows:

      Goodwill                                   $200,000
      Customer Lists                             $100,000
      Name and Telephone Numbers                 $ 50,000
      Covenants Not to Compete                   $ 50,000

      B. The balance of the Purchase Price shall be allocated among the various assets referenced in Paragraph 2A hereinabove, at their book value as of the date of closing as reasonably determined by Seller's accountants, applying standard accounting principals.

4. Covenant Not to Compete. At Closing, Seller and Sellers shareholders, Daniel McCartney and Joseph Nicholson shall each execute and deliver to Purchaser a Covenant Not to Compete in the form annexed and made a part hereof as Exhibit B. Cathy Rogers shall also be required to execute a Covenant Not to Compete at the time of Closing but in a somewhat modified form as annexed to and made a part hereof as Exhibit C. Execution of said Covenants Not to Compete constitute a material part of the consideration for Purchaser acquiring the Assets of the Seller pursuant to the within Agreement.

5. Closing. The Closing shall occur on or about March 13, 1998 at Seller's offices or Purchaser's lender, should same be required thereby (hereinafter "Closing"). All monies due and payable at Closing shall be paid in the form of a bank, certified or attorneys trust account check.

6. Financing Contingency. Purchasers obligation to purchase the Assets pursuant to the within Agreement is expressly conditioned upon Purchaser obtaining a loan commitment from Summit Bank in a sum equivalent to the Purchase Price, as determined pursuant to Paragraph 2A hereinabove. In the event Purchaser is unable to secure a loan commitment from Summit Bank in the aforesaid amount upon terms satisfactory to Purchaser within 10 days of the date hereof, either Purchaser or Seller shall have the right to terminate the within Agreement upon service of written notice of said election upon the other in which event this Agreement shall be deemed null, void and of no further effect and neither party shall have any further obligation or liability to the other. Further, If for any reason, Summit Bank withdraws said commitment prior to Closing, again, the within Financing Contingency shall be deemed to be an unsatisfied condition precedent in which event the within Agreement shall be deemed terminated as a consequence of a failure of a material condition precedent and neither party shall have any further obligation or liability to the other.

7. Seller's Payables Not Assumed By Purchaser. Except for the Tektronix trade payable and agreed upon trade payables, as referenced in Paragraph 2A hereinabove, payment of which will be assumed by the Purchaser as provided in Paragraph 2A hereinabove, all other liabilities of Seller, including, but not limited to federal, state and local taxes, payroll taxes, transfer fees, and any other taxes, if any, unpaid salaries or accrued vacation or sick pay, shall be paid prior to or at the Closing so that all of the Assets which are the subject of the within sale shall remain the responsibility of Seller and shall be conveyed free and clear of any and all liens or encumbrances, statutory or otherwise, except as otherwise provided in Paragraph 2A hereinabove. At Closing, from the Closing Proceeds, Seller shall cause the outstanding balance due to Medford Savings Bank to be paid thereby enabling Seller to obtain Termination Statements for the UCC Filings on record at the office of the Secretary of State and the office of the Stoneham Town Hall.
At or prior to Closing, Seller shall provide Purchaser with a payoff statement issued by Medford Savings Bank setting forth the balance due thereto. At Closing, Purchaser shall cause a check to be issued to Medford Savings Bank in the amount set forth in the pay off statement, which funds shall be either forwarded by overnight mail or delivered to Medford Savings by Purchaser's attorney. The remaining funds shall be paid to Seller, or on its behalf pursuant to the within Asset Purchase Agreement. All checks, including the check made payable to Medford Savings Bank, shall be in the form as set forth in Paragraph 5 hereinabove.

8. Seller's Representations. Seller represents and warrants to Purchaser as follows:

      A. Title to Assets. Seller shall, as of the date of Closing, hold good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment as well as any and all liens, pledges, charges, or encumbrances. At Closing, Seller shall convey all such Assets, with the exception of the Tektronix payable and other trade payables, as referenced in Paragraph 2A hereinabove (said conveyance evidenced by Bill of Sale exchanged at Closing), free and clear of any liens or encumbrances.

      B. Indemnification. Seller, and Sellers shareholders, do hereby jointly and severally agree to protect, indemnify, and hold the Purchaser harmless from and against any loss, damage or expense, as well as reasonable counsel fees and costs, if incurred, resulting from any breach of the warranties set forth In Subparagraph A of this Paragraph 8. Specifically, the within Indemnification shall include any claim made against Purchaser for any unpaid liability of Seller. Should any claim for indemnification arise during the pendency of the Escrow as referenced in Paragraph 2B hereinabove, the Purchaser shall have the right to request that any funds being held on behalf of the Seller continue to be held pending resolution of such claim and, further to pay the amount of such claim from said Escrowed Funds, should same remain unsatisfied.

      C. Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement by Seller, and the consummation of the within contemplated transaction, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any lender or governmental or regulatory agency.

      D. Corporate Existence. Seller is now, and on the Closing Date will be, a corporation duly organized and validly existing and In good standing under the laws of the State of Massachusetts. At Closing, Seller shall provide a copy of a Certificate of Good Standing issued by the Commonwealth of Massachusetts.

      E. Authorization. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors and shareholders of Seller having a majority of the issued and outstanding Common Stock thereof, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

      F. Noncancelable Contracts. At the time of Closing, there will be no leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of Seller's business not cancelable at Closing or within 30 days thereof.

      G. Continued Operations. Seller will continue to conduct its business up to the date of Closing in essentially the same manner as it has been conducted in the past, and in accordance with all applicable laws and regulations. Until Closing, Seller shall maintain all of its Assets in their present condition. Seller shall use its best efforts to preserve, for Purchaser, the goodwill of vendors, suppliers, customers and others having business relations with ft. Prior to Closing, Seller will not sell or transfer any of the Assets which are the subject of this Agreement. Seller has no knowledge of a business termination of a material customer, vendor or supplier.

      H. Withholding Taxes. Seller has paid in full, or will arrange for the payment in full, in a timely manner, of all federal and Commonwealth of Massachusetts taxes incurred by Seller, including, but not limited to income, withholding, social security, unemployment insurance, and sales taxes due through the Date of Closing, and shall hold Purchaser harmless therefrom.

      I. Financial Records. Seller makes no warranties or representations regarding future sales or profits in connection with the Assets purchased by Purchaser pursuant to this Agreement, such sales and profits being dependent on Purchaser's efforts, skill, and conduct of its business. Financial records and other documents delivered by Seller to Purchaser in connection with the within transaction, including profit and lose statements and balance sheets, contracts, and other books and records, accurately reflect the financial condition of Seller. To the best of Seller's knowledge, Seller is in compliance with all laws and regulations affecting its business.

      J. Employee Benefits. Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Seller, whether pursuant to contract, arrangement, custom or informal understanding, which constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which the Seller may have any ongoing material liability after Closing. The Seller does not maintain, nor has it ever contributed to, any Multi-employer Plan as defined by Section 3(37) of ERISA. The Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to an Employee Pension Benefit Plan or Employee Welfare Benefit party. Seller has no employee benefits plans or written contracts with employees. Seller shall be responsible for paying, prior to Closing, all accrued vacation or sick pay entitlements.

      K.. Accuracy of Representations and Warranties. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact or circumstance that has resulted, or that in the reasonable judgment of Seller will result, in a material change in the business, operations, or assets of Seller that has not been previously disclosed or set forth in this Agreement.

9     Indemnification.  Purchaser and Seller agree to protect, indemnify, and hold the other harmless against, and with respect to, any loss, damage or expense occasioned by any breach or alleged breach, falsity, or failure of any of the representations, covenants, warranties or agreements of any such party contained herein or contained in any document exchanged between Purchaser and Seller in connection with this transaction. This Indemnification shall survive the Closing.

10.   Miscellaneous.

      A. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

      B. Notices. All notices, requests, consents, approvals or other communications under this Agreement shall be in writing and mailed by certified mail, return receipt requested, postage prepaid, or delivered by a nationally recognized overnight courier service which obtains delivery receipts (e.g., Federal Express), addressed:

             Daniel McCartney
             92 Montvale Avenue
             Stoneham, Massachusetts 02180

             George Perry, Esq.
             Suite 200
             255 Washington Street
             Newton, Massachusetts 02158

Purchaser:

             Cadapult Graphics Systems, Inc.
             110 Commerce Drive
             Allendale, New Jersey 07401

             Bruce M. Meisel, Esq.
             263 Center Avenue
             Westwood, New Jersey 07675



Either party may, by notice given as aforesaid, change its address for all subsequent notices. All notices hereunder shall be effective upon receipt of same.

      C.  No Broker   The Seller and Purchaser represent and warrant, each to
the other, that neither has engaged or in any way dealt with a broker, finder, agent, or anyone in a similar capacity, in relation to the transaction contemplated by the within Agreement. To this extent, Seller and Purchaser do each hereby agree to indemnify, defend and hold the s from and against any and all loss, expense, Including but not limited to reasonable counsel fees and costs, damage or liability resulting from any claim or claims arising from an alleged rendering of any services to the indemnifying party in breach of the within warranty.

      D. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

      E. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understanding and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

      F. Presumption. This Agreement, or any Section thereof, shall not be construed against any part due to the fact that said Agreement or any Section thereof was drafted by said party.

      G. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

      H. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

      I. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid. The remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.


Executed as of the dates set forth below, in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

                                    Purchaser:
                                    Cadapult Grapic Systems, Inc.

Date:  3/4/98                       By:  /s/ Michael W. Levin, President
                                       ------------------------------------




                                    Seller
                                    BBG Technologies, Inc.

Date:                               By:  /s/ Daniel McCartney
                                       ------------------------------------
                                         Daniel McCartney, Pres.

As to the provisions of Paragraphs          As to the provisions of Paragraph
4 and BB:                                   4 as same pertains to the
                                             undersigned.


Seller's Shareholders:                      /s/Catherine T. Rogers
                                            --------------------------------
                                            CATHY ROGERS

/s/ Daniel McCartney
----------------------------
Daniel McCartney


/s/ Joseph Nicholson
----------------------------
Joseph Nicholson